EXHIBIT INDEX

Exhibit	Description

99.1			Text of Press Release issued by
General Re Corporation on October 3, 1996 announcing the consummation of the Merger.














                                                      Exhibit 99.1




News Release
				For more information, call:
For Immediate Release
October 3, 1996

Katherine E. Stallfort
(203) 328-5780
Deborah C. Nelson
(203) 328-6448







GENERAL RE CORPORATION REPORTS
CLOSING ON NATIONAL RE CORPORATION
ACQUISITION

Stamford, CT, October 3, 1996
GENERAL RE CORPORATION announces today that it has completed its acquisition of National Re Corporation. Commenting on the closing, Ronald E. Ferguson, General
Re's Chairman and Chief Executive Officer, said, "I am pleased that the transaction has closed so that we can move ahead with combining our operations with National Re's.
All of us at General Re welcome our new colleagues and clients, and we enthusiastically look forward to working together." As previously disclosed, each shareholder of National Re common stock will receive, depending upon the shareholder's election, either $53 in cash or .37262 shares of General Re common stock for each National Re share. Approximately 35% of National Re shareholders elected to receive cash, and the remaining 65% will receive shares of General Re common stock. General Re will issue approximately 4,026,000 shares of common stock as a result of these elections and will pay cash consideration totalling approximately $308 million.General Re Corporation is a holding company for global reinsurance and related risk assessment, risk transfer and risk management operations. General Re owns General Reinsurance Corporation, the largest professional property/casualty reinsurer domiciled in the United States, and also holds a controlling interest in Kolnische Ruckversicherungs-Gesellschaft AG (Cologne
Re), a major international reinsurer.  In addition, General
Re writes excess and surplus lines insurance through General Star Management Company, provides alternative risk solutions through Genesis Underwriting Management
Company and provides reinsurance brokerage services through Herbert Clough Inc. General Re also operates as a dealer in the swap and derivatives markets through General Re Financial Products Corporation. In addition, General Re provides investment management services through General Re-New England Asset
Management, Inc.National Re Corporation, through its wholly owned subsidiary, National Reinsurance
Corporation, provides property and casualty reinsurance to insurers on a direct basis. Headquartered in Stamford, Connecticut, National Re has eight domestic offices serving clients nationwide and international offices in Canada and the United Kingdom.